[Instructions on How to Accept Exchange Offer to Appear on
                         Qwest Human Resources Website]

                   How may I accept the Qwest Exchange Offer?

We are frequently asked how an employee can accept the Qwest option exchange offer. The following information is intended to answer only that question. This document does not contain all of the information from the Amended and Restated Offer Circular (the "Offer Circular"), the Election Form and Release Agreement (the "Election Form"), and the other documents that are being distributed in connection with the offer.

Before you decide whether to accept the exchange offer, it is important that you carefully read and consider the entire Offer Circular, the Election Form and the other documents that we have distributed to explain the offer.

If you need another copy of the Offer Circular or the Election Form, you may print one from the Q at the links given below, or you may contact our Stock Administration department at StockAdmin2@Qwest.com or at the address or telephone number given below.

      Offer Circular:         http://theq.qwest.net/departments/hr/circular.pdf
      [LINK TO AMENDED AND RESTATED OFFER CIRCULAR]

      Election Form and
      Release Agreement:      http://theq.qwest.net/departments/hr/electform.pdf
      [LINK TO ELECTION FORM]


                           Qwest Stock Administration
                     Qwest Communications International Inc.
                           555 17th Street, 7th Floor
                             Denver, Colorado 80202
                                Tel: 866-437-0007

If you request an Election Form, be sure to allow at least two business days for delivery to you.

The offer is a voluntary one. You must make your own decision to accept or reject the offer. If you have any questions about the impact of the offer on your financial status, you should consult your financial advisor.

Now, if after reading the Offer Circular and the Election Form, you decide you want to accept the offer, you should:

o Assemble Option Information. You should then assemble the option information that you will need to complete the Election Form. The last time you received options, we sent you all the option information you need to complete the election form. If you have options that were granted under one of the U S WEST stock plans, you received a conversion notice in connection with the merger regarding the conversion and assumption of your U S WEST options. For your convenience, we are also sending to you at the address we have for you an option statement showing the options that you can exchange. If you need another copy, please contact Qwest Stock Administration at the email address, address or telephone number given above. You are responsible for confirming that the options included in your option statement satisfy the eligibility requirements described in the response to Question 13 in the Offer Circular and for confirming that all of your Eligible
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         Options and Recent Options are reflected in your statement. Any discrepancies should promptly be reported to Qwest Stock Administration at the email address, address or telephone number given above.

o Complete, Sign and Date the Election Form. You should next complete, sign and date the Election Form. If you want to accept the offer, you must indicate on the Election Form that you accept the offer and agree to the terms of the release set forth in the Election Form. You should indicate whether you accept the offer with respect to all of your Eligible Options or indicate the grants of Eligible Options that you want to exchange. You must list on the Election Form all the Eligible Options that you want to exchange, except that, if you want to exchange all your Eligible Options, you may check the box on the Election Form to indicate that you elect to exchange all your Eligible Options. In either case, if you elect to exchange any Eligible Option you will be deemed to have elected to exchange all your Recent Options as well, whether or not you list them on the Election Form.

         If the Election Form is signed by trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless we have waived this requirement, submit evidence satisfactory to Qwest of their authority to act in this capacity.

o Return Election Form. You should then mail, hand deliver or fax the completed, signed and dated Election Form to Qwest at the following address for receipt prior to 5:00 p.m., Mountain Standard Time, on November 30, 2001, or any later expiration time to which the offer has been extended:

                           Qwest Stock Administration
                           Qwest Communications International Inc.
                           555 17th Street, 7th Floor
                           Denver, Colorado 80202
                           Fax: 303-992-1174

         A Qwest Stock Administration representative will generally be available at that location (during normal business hours) or through that telephone number from 8:00 a.m. to 7:00 p.m., Mountain Standard Time, each business day until the expiration time of the offer. We cannot accept Election Forms by e-mail or any other means of delivery other than those means identified above. For your convenience, a postage-paid, pre-addressed envelope has been included with your package of offer materials that is being sent to you for you to use to return your Election Form to us. If you do not use the enclosed pre-addressed envelope to return this form to Qwest, you must pay all mailing or courier costs to deliver this form to Qwest. The method by which you deliver the signed Election Form to Qwest is at your option and risk, even if you use the pre-addressed envelope, and delivery will be effective only when the form is actually received by Qwest. In all cases, you should allow sufficient time to ensure timely delivery. If we do not receive a valid Election Form from you prior to the deadline, you will be deemed to have rejected the exchange offer.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be final and binding.

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Qwest Stock Administration intends to return a confirmation of receipt card to you by mail that you will fill out and send in with your Election Form to confirm that your Election Form has been received. This card only means that we have received something from you. It does not mean that you completed the Election Form correctly.

Your election to accept or reject the offer will become irrevocable upon the expiration time of the offer. Be sure to read your Election Form. The effectiveness of any election that you may make to accept the offer is subject to all of the terms and conditions of the offer as set forth in the Offer Circular and the Election Form.


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